Exhibit 99.3

Chart 20 – Kearl Oil Sands Project Status

The first update I would like to provide is the Kearl Oil Sands project in Canada. Kearl is advantaged by the highest-quality resource, the application of proprietary technologies, and a disciplined, phased approach to achieve a low unit development cost.

The Kearl lease represents one of the largest and best quality oil sands mining projects in the Athabasca region with over four billion barrels of recoverable resource. It has a superior quality ore grade with high mining efficiency which will lead to advantaged operating costs.

The initial development has a production rate of about 110 thousand barrels a day and is progressing on the planned timeline with start-up scheduled for late 2012.

The photographs illustrate the work progressing at site. There are about 2500 employees and contractors currently working on the project. Work to date has been focused on site preparation and infrastructure development. Overall construction is about 25% complete. The photo on the upper right shows the main plant site cleared and the installation of pilings and foundations has begun. Topsoil, subsoil and wetland materials have been segregated and stockpiled for reclamation in accordance with the latest regulatory requirements.

On the photo on the lower right you can see where the foundation construction for the ore processing facilities has commenced.

Our tailings management plan was recently approved by the regulator with significant changes made in response to their new directive released in 2009. This involved altering the mining sequence to accelerate tailings treatment by 6 years. Our tailings containment design has also been updated (and approved by regulator) to reflect the specific local site conditions at Kearl.

As anticipated, we are gaining significant experience through execution of the initial phase, which will be useful as we expand the development. We sanctioned Kearl when others suspended work, thus securing top tier contractors. Not surprisingly, we are seeing cost pressures as we make adjustments to comply with the changing regulatory requirements, specific site conditions, and the market. However, we are also working on a number of cost optimization opportunities, including reconfiguration and debottlenecking which is highlighted on the next chart.

Chart 21 – Kearl Development Update

We have regulatory approval for up to 345 thousand barrels a day of production. When initially conceived, we planned for three phases of approximately 100 thousand barrels a day each as shown on the chart to the upper right. We purposefully phased the development plan to capture learnings and enhance execution, development and marketing.

As shown on the chart to the lower right, we are currently reconfiguring our plan to include a combination of debottlenecking and expansion to minimize facility requirements and to reduce our plant footprint. This approach will leverage our execution learnings, take advantage of the investments in infrastructure that won’t need to be duplicated in the future, and will utilize our successful “design one, build many” approach to replicate facilities.

The overall production profile and total resource developed remains relatively unchanged for the reconfigured project. We expect the spending profile early in the project will be higher based on the adjustments I mentioned earlier, with full lease development still yielding attractive unit development costs.

Once again, this is an example of our industry leading project management capabilities maximizing the value of our resources.

Chart 24 – Canada Horn River

Moving to another project in Canada, the Horn River basin in British Columbia is a world class shale gas resource where ExxonMobil holds over 300,000 net acres. In late 2009 the IEA assessed the high-graded portion of the Horn River basin at 760 TCF, with an estimated 130 TCF recoverable.

There is technical uncertainty around the distribution and quality of the different productive reservoir intervals and we are conducting pilot studies and well tests to evaluate the production potential of the basin.

These pilot studies and tests are an important step to mitigate the technical risks and identify the optimal ‘sweet spot’ to begin a phased development.

We have successfully verified the presence of multiple productive reservoir intervals with average test rates in the range of 0.5 to 1.5 million cubic feet per day from a single frac stage over a 30 day test, and modeled recoveries up to 0.8 billion cubic feet per frac stage. These favorable test rates meet our going in expectations and we can expect commercial production rates from our development wells which will contain multiple individual frac stages.

We are acquiring high quality 3D seismic data over our held acreage and early results from seismic support the identification of areas of higher resource quality. These data will be used to optimize future development well locations and fracture stimulation design.